EXHIBIT 7(a)

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT (this “Agreement”), dated as of November 14, 2016, by and among Liberty Expedia Holdings, Inc., a Delaware corporation (“Liberty”) and Barry Diller.

WHEREAS, each of Liberty and Barry Diller beneficially owns shares of common stock or options to purchase shares of common stock, or shares of Class B common stock or securities convertible into or exchangeable for common stock (collectively, the “Company Securities”) of Expedia, Inc., a Delaware corporation (the “Company”); and

WHEREAS, Liberty and Barry Diller may be deemed to constitute a “group” with respect to the beneficial ownership of the Company Securities for purposes of Rule 13d-5 and Schedule 13D promulgated by the Securities and Exchange Commission.

NOW, THEREFORE, the parties hereto agree as follows:

1. Liberty and Barry Diller (collectively, the “Reporting Group”) shall prepare a single statement containing the information required by Schedule 13D with respect to their respective interests in the Company Securities (the “Reporting Group Schedule 13D”), and the Reporting Group Schedule 13D shall be filed on behalf of each of them.

2. Each member of the Reporting Group shall be responsible for the timely filing of the Reporting Group Schedule 13D and any necessary amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other party contained therein, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

3. This Agreement shall continue unless terminated by any party hereto.

4. Richard N. Baer and Andrew J. Nussbaum shall be designated as the persons authorized to receive notices and communications with respect to the Reporting Group Schedule 13D and any amendments thereto.

5. This Agreement may be executed in counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LIBERTY EXPEDIA HOLDINGS, INC.

By:	/s/ Richard N. Baer
Name: Richard N. Baer
Title: Chief Legal Officer

BARRY DILLER

/s/ Barry Diller